Exhibit 10.4

RESTRICTED STOCK AGREEMENT

UNDER THE AMENDED AND RESTATED

MERCHANTS BANCSHARES, INC.

2008 STOCK INCENTIVE PLAN

Name of Grantee:

No. of Shares:

Grant Date:	(the “Grant Date”)

1.

Grant of Award. Pursuant to the Amended and Restated Merchants Bancshares, Inc. 2008 Stock Incentive Plan (the “Plan”) as amended through the date hereof, Merchants Bancshares, Inc. (the “Company”) hereby grants an Award of Restricted Stock (an “Award”) to the Grantee named above. Upon acceptance of this Award, the Grantee shall receive the number of shares of Common Stock, par value $0.01 per share (the “Stock”) of the Company specified above, subject to the restrictions and conditions set forth herein and in the Plan. The Company acknowledges the receipt from the Grantee of consideration with respect to the par value of the Stock in the form of cash, past or future services rendered to the Company by the Grantee or such other form of consideration as is acceptable to the Committee.

2.

Restrictions and Conditions.

(a)

Any book entries for the shares of Restricted Stock granted herein shall bear an appropriate legend, as determined by the Committee in its sole discretion, to the effect that such shares are subject to restrictions as set forth herein and in the Plan.

(b)

Shares of Restricted Stock granted herein may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of by the Grantee prior to vesting.

(c)

If the Grantee’s employment with the Company and its subsidiaries is voluntarily or involuntarily terminated for any reason (including death) prior to vesting of shares of Restricted Stock granted herein, all shares of Restricted Stock shall immediately and automatically be forfeited and returned to the Company.

3.

Vesting of Restricted Stock. The restrictions and conditions in Paragraph 2 of this Agreement shall lapse with respect to the shares of Restricted Stock granted herein on the third anniversary of the Grant Date (the “Vesting Date”) so long as the Grantee remains an employee of the Company or a subsidiary through the Vesting Date. Subsequent to the Vesting Date, the shares of Stock on which all restrictions and conditions have lapsed shall no longer be deemed Restricted Stock. The Committee may at any time accelerate the vesting schedule specified in this Paragraph 3.

4.

Dividends. Dividends on Shares of Restricted Stock shall be paid currently to the Grantee.

5.

Incorporation of Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Committee set forth in Section 4(b) of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

6.

Transferability. This Agreement is personal to the Grantee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution.

7.

Tax Withholding. The required minimum tax withholding obligation shall be satisfied by the Company withholding from shares of Stock to be released by the transfer agent a number of shares of Stock with an aggregate Fair Market Value that would satisfy the minimum withholding amount due.

8.

Election Under Section 83(b). The Grantee and the Company hereby agree that the Grantee may, within 30 days following the acceptance of this Award as provided in Paragraph 1 hereof, file with the Internal Revenue Service and the Company an election under Section 83(b) of the Internal Revenue Code. In the event the Grantee makes such an election, he or she agrees to provide a copy of the election to the Company. The Grantee acknowledges that he or she is responsible for obtaining the advice of his or her tax advisors with regard to the Section 83(b) election and that he or she is relying solely on such advisors and not on any statements or representations of the Company or any of its agents with regard to such election.

9.

Clawback. In the event that the Company is required to prepare an accounting restatement due to error, omission or fraud, as a result of misconduct (as determined by the members of the Committee who are Independent Non-Employee Directors) or if there is material violation of the Company’s code of ethics, the Grantee shall be deemed to have engaged in the inappropriate behavior and shall reimburse the Company for the value Award made to the Grantee. The Company may seek to reclaim amounts with respect to this Award within a three year period from the Vesting Date.

10.

Holding Requirements. Following the Vesting Date, the Grantee hereby agrees to hold and not dispose of shares of Stock having a value of at least [__](1) percent of the after tax value of such shares of Stock granted hereunder, determined as of the Vesting Date, until, at least, the date that the Grantee’s employment with the Company or its subsidiaries terminates. In the event that the Grantee experiences personal economic hardship during such period, the Committee may, in its sole discretion, waive such holding requirement and/or permit the Grantee to dispose of some or all of such shares of Stock held pursuant to this Paragraph 10.(2)

____________________

(1)

60 percent for the Chief Executive Officer and 40 percent for other Executive Officers

(2)

Provision to be included in Award Agreements for the Company’s Chief Executive Officer and other Executive Officers eligible to participate in the Company’s Long-Term Incentive Plan.

11.

No Obligation to Continue Employment. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Grantee in employment and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the employment of the Grantee at any time.

12.

Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

MERCHANTS BANCSHARES, INC.

By:
Title:

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned.

Dated:
Grantee’s Signature

Grantee’s name and address:

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